Exhibit 99.1

                   DPAC Technologies Reports Financial Results for the Second Quarter of Fiscal Year 2006

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Oct. 14, 2005--DPAC Technologies Corp. (OTCBB:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its fiscal year 2006 second quarter ended August 31, 2005. For comparative purposes the Company has reclassified certain financial information appearing in this press release as it relates to information for the quarter ended August 31, 2004 to present the memory stacking product line and the industrial, defense and aerospace ("IDA") product line as discontinued operations.

    Operating Results

    For the second fiscal quarter, net sales from continuing operations were $540,000 compared to net sales of $223,000 for the second quarter of the previous year. The current year net sales consisted of $417,000 of Airborne product shipments, $110,000 of revenues derived from engineering contracts and $12,000 of royalty revenue from the QuaTech license, as compared to the previous year's second quarter, which consisted of $216,000 of Airborne product shipments and $7,000 of revenues derived from engineering development contracts. The Company's net loss from continuing operations totaled $1.5 million, or $(0.06) per share. The net loss from continuing operations for the prior year's second quarter was $2.2 million, or $(0.09) per share, and included $488,000 of restructuring charges. During the second quarter ended August 31, 2005, the Company wrote-off the balance due from the DigiVision technology license of $283,000, due to the uncertainty of the realization and collectibility of amounts due under the license agreement. Included in general and administrative expenses are acquisition related expenses of $360,000 incurred in regard to the QuaTech transaction, which the Company expensed in the current quarter.
    For the six-months ended August 31, 2005, net sales from continuing operations were $804,000 as compared to $623,000 for the same period last year. The current year period's net sales consisted of $674,000 of Airborne product shipments, $118,000 of revenues from engineering contracts and $12,000 of royalty revenue from the QuaTech license, as compared to $469,000 of Airborne product shipments and $154,000 of revenues derived from engineering development contracts for the previous year period. The Company's net loss from continuing operations for the current year period totaled $2.7 million, or $(0.11) per share. The net loss from continuing operations for the prior year's six month period was $3.6 million, or $(0.16) per share, and included $573,000 of restructuring charges.
    Subsequent to August 5, 2005 revenues from continuing operation will be derived primarily from the collection of royalty payments from the QuaTech license. Additionally, substantially all the costs associated with sales and marketing and research and development efforts were transferred to QuaTech effective August 5, 2005. (See "QuaTech Transaction Update" below.)
    For the three and six months ended August 31, 2005, discontinued operations realized a gain of $209,000, or $0.01 per share, and $487,000, or $0.02 per share, respectively. For the three months ended August 31, 2004, discontinued operations realized a gain of $449,000, or $0.02 per share, and for the six months ended August 31, 2004, discontinued operations realized a loss of $506,000, or $(0.02) per share. The current year gain resulted primarily from royalties earned under a license for the sale and manufacture of IDA products and the subleasing of vacated manufacturing space, resulting in the reduction of the associated restructuring accrual.

    Balance Sheet Summary

    At August 31, 2005, DPAC had total assets of $1.8 million, including cash and cash equivalents of $787,000 and $164,000 of assets related to discontinued operations. This compares to total assets of $4.1 million at February 28, 2005, which included $2.7 million in cash and cash equivalents and $164,000 of assets related to discontinued operations. Working capital at August 31, 2005 was a negative $117,000 compared to $1.5 million at February 28, 2005. As a result of the recurring operating losses and anticipated need for additional capital in the next twelve months, Moss Adams LLP, the Company's independent registered public accounting firm, has included a going-concern emphasis paragraph in its auditor's report on the Company's year-end February 28, 2005 financial statements.

    QuaTech Transaction Update

    On August 5, 2005, we amended the definitive merger agreement with QuaTech and simultaneously entered into a technology licensing agreement (the "License") and a $500,000 convertible loan agreement (the "Bridge Loan") with QuaTech's largest shareholder, Development Capital Ventures LP ("DCV"). As a result of the License Agreement, DPAC will have no on-going business operations other than the collection of royalties under the QuaTech License and under a previously issued license granted to Twilight Technologies, Inc for certain Industrial, Defense and Aerospace products as included in discontinued operations. If our shareholders do not approve the License with DCV and QuaTech, QuaTech will have the option to continue the licensing arrangement on a non-exclusive basis, and DPAC would have the ability to license the Airborne(TM) technology to other potential licensees. If the Merger with QuaTech is terminated for any reason, under the License Agreement QuaTech has the option, subject to DPAC shareholder approval, to purchase an exclusive Airborne(TM) product license for the fair market value of the technology as determined by independent appraisal. The License also provides QuaTech with the exclusive world-wide right, subject to shareholder approval, to sell, manufacture and distribute the Airborne(TM) products in exchange for specified royalties on products sold. If the merger between QuaTech and DPAC's subsidiary is consummated, the License will be cancelled.

    Comment and Outlook

    Kim Early, DPAC's Chief Executive Officer stated, "The bridge loan provides us with needed additional capital while the license agreement reduces our monthly cash consumption by transferring operations to QuaTech. Although we saw improvement in both sequential and year over year quarterly operating results, our nominal cash position necessitated securing additional financing to sustain the Company while working to complete the merger transaction. The license agreement also enhances support to our customer base by transferring operations to a company with additional resources, both in engineering and customer service."
    Mr. Early continued, "We continue to work on securing the necessary financing to close the previously announced stock for stock acquisition of QuaTech, Inc. Our performance will continue to strain our limited financial resources and we will continue to explore other financing arrangements to sustain the company while we continue to work on the QuaTech transaction."

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. Our financial resources could run out before we realize our goals. The QuaTech merger transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholders as and when required to solicit their consent. The transaction's costs and diversion of management attention could negatively impact results. Other factors that affect DPAC's business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms. Also, there can be no assurance that such transaction will be completed, or if completed that it will be successful. The transaction would involve a change of control, in that voting control of DPAC may be given to former shareholders of QuaTech, and the principal former shareholder of QuaTech would be able to elect a majority of DPAC's Board of Directors. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission (SEC) filings made by the Company on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    Additional Information:

    DPAC and QuaTech strongly urge their respective shareholders to read the relevant documents related to the QuaTech transaction as and when filed by DPAC with the SEC, because they shall contain important information all the shareholders should consider. All DPAC's SEC filings are made available free of charge at the SEC website (www.sec.gov). Such documents, when filed, also are made available free of charge by DPAC. On April 27, 2005 and August 9, 2005 DPAC filed Forms 8-K containing the current agreements between DPAC and QuaTech. This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever. No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.


                        DPAC TECHNOLOGIES CORP.
                  Condensed Balance Sheet Information
                              (unaudited)
                              (In 000's)


                                            August 31,   February 28,
                                               2005          2005
                                            -----------   -----------
CURRENT ASSETS:
 Cash and cash equivalents                 $       787   $     2,694
 Accounts receivable, net                          313           253
 Inventories                                       139           147
 Prepaid expenses and other current assets         166           279
 Current assets of discontinued operations         164           164
                                            -----------   -----------
   Total current assets                          1,569         3,537

PROPERTY, Net                                      194           230
OTHER ASSETS                                        41           364

                                            -----------   -----------
TOTAL                                      $     1,804   $     4,131
                                            ===========   ===========

CURRENT LIABILITIES:
 Note payable                              $       500   $       148
 Accounts payable                                  208           399
 Accrued compensation                               47           173
 Accrued restructuring costs -- current            186           627
 Other accrued liabilities                         293           176
 Current liabilities of discontinued
  operations                                       452           468
                                            -----------   -----------
   Total current liabilities                     1,686         1,991

ACCRUED RESTRUCTURING COSTS                        465           258
NON-CURRENT LIABILITIES OF DISCONTINUED
 OPERATIONS                                        399           443

NET STOCKHOLDERS' (DEFICIT) EQUITY                (746)        1,439

                                            -----------   -----------
TOTAL                                      $     1,804   $     4,131
                                            ===========   ===========



                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)


                               For the Quarter     For the Six Months
                                    Ended:               Ended:
                                  August 31,           August 31,
                              -------------------  -------------------
                                2005      2004      2005       2004
                              ---------  --------  --------  ---------

Net Sales -- Continuing
 Operations                  $     540  $    223  $    804  $     623
Cost of sales                      396       202       604        559
                              ---------  --------  --------  ---------
Gross profit                       144        21       200         64

COSTS AND EXPENSES:
 Sales and marketing               223       479       593        974
 Research and development          161       384       476        698
 General and administrative        966       845     1,528      1,421
 Write-off of technology
  license                          282         -       282          -
 Restructuring charges               -       488         -        573
                              ---------  --------  --------  ---------
   Total costs and expenses      1,632     2,196     2,879      3,666

LOSS FROM OPERATIONS            (1,488)   (2,175)   (2,679)    (3,602)
                              ---------  --------  --------  ---------

INTEREST INCOME (EXPENSE),
 net                                (1)        8         7         15
                              ---------  --------  --------  ---------
LOSS BEFORE INCOME TAX
 BENEFIT                        (1,489)   (2,167)   (2,672)    (3,587)

INCOME TAX PROVISION                 -         -
                              ---------  --------  --------  ---------
LOSS FROM CONTINUING
 OPERATIONS                     (1,489)   (2,167)   (2,672)    (3,587)

DISCONTINUED OPERATIONS,
 Net                               209       449       487       (506)
                              ---------  --------  --------  ---------
NET LOSS                        (1,280)   (1,718)   (2,185)    (4,093)
                              =========  ========  ========  =========

NET GAIN (LOSS) PER SHARE:
 Continuing Operations --
  Basic and diluted          $   (0.06) $  (0.09) $  (0.11) $   (0.16)
                              =========  ========  ========  =========
 Discontinued Operations --
  Basic and diluted          $    0.01  $   0.02  $   0.02  $   (0.02)
                              =========  ========  ========  =========
 Net Loss -- Basic and
  diluted                    $   (0.05) $  (0.07) $  (0.09) $   (0.18)
                              =========  ========  ========  =========

Basic and diluted shares        23,745    23,732    23,745     22,904
                              =========  ========  ========  =========



    CONTACT: DPAC Technologies Corp.
             Stephen Vukadinovich or Kim Early, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             Kim.Early@dpactech.com